Exhibit 99.5

 LOCK-UP AGREEMENT

[DATE]

Aureus Greenway Holdings Inc.

2995 Remington Boulevard

Kissimmee, Florida 34744

Re:	Lock-Up Agreement

 Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of [•], 2026, entered into by and among Aureus Greenway Holdings Inc., a Nevada corporation (“Parent”), Aureus Merger Sub Inc., a [Delaware] corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), [•], a Delaware corporation (the “Company”), and [•], solely in his capacity as the representative, agent and attorney-in-fact of the Company Stockholders (in such capacity, the “Stockholder Representative”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), upon consummation of which, Merger Sub will cease to exist and the Company will continue as the Surviving Company and a wholly owned Subsidiary of Parent. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.

In order to induce Parent to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with Parent as follows:

1.             Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of Parent, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of the common stock, par value $0.001 per share, of Parent (“Common Stock”) held by it immediately after the Effective Time of the Merger, any Earn Out Shares (as defined in the Merger Agreement), any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by the Securityholder immediately after the Effective Time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by the Securityholder immediately after the Effective Time of the Merger (the “Lock-up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), during the period beginning on and including the Closing Date of the Merger through and ending with respect to each Tranche (as defined below) upon the applicable Release Time (as defined below) (collectively, the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below, provided, however, that the Lock-Up Period applicable to each tranche of Earn Out Shares shall be measured from the date of issuance of such Earn Out Shares rather than from the Closing Date.

2.             The Lock-up Shares will be released from the restrictions of this Letter Agreement in three tranches (each, a “Tranche”) as follows (each applicable date and time, a “Release Time”): (a) 33.333% of the Lock-up Shares held by the Securityholder (the “First Tranche”) shall be released automatically and without further action of any person upon the Closing Date; (b) an additional 33.333% of the Lock-up Shares held by the Securityholder (the “Second Tranche”) shall be released automatically and without further action of any person 90 days after the Closing Date; and (c) the remaining 33.333% of the Lock-up Shares held by the Securityholder (the “Third Tranche”) shall be released automatically and without further action of any person 180 days after the Closing Date.

3.             The restrictions set forth in Section 1 shall not apply to:

(a)	in the case of an entity, (i) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (ii) as part of a distribution to members, partners or shareholders of the undersigned;

(b)	in the case of an individual, Transfers by a bona fide gift to the individual’s spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons (“Immediate Family”) or to a charity or educational institution;

(c)	in the case of an individual, Transfers to a trust, the beneficiaries of are exclusively the undersigned or the individual’s Immediate Family, an affiliate of such person or to a charity or educational institution;

(d)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(e)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(f)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the Immediate Family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(g)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

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(h)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(i)	transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Effective Time of the Merger, provided, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(j)	the exercise of stock options or warrants to purchase shares of Common Stock or the settlement of stock or unit appreciation rights that are based on, and settled with, Common Stock or the vesting of stock awards of Common Stock and any related Transfer of shares of Common Stock to Parent in connection therewith (i) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (ii) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting, settlement or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(k)	in the case of an entity, Transfers made by the undersigned (i) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this Letter Agreement or (ii) to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate of the undersigned and such transfer is not for value;

(l)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Parent’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(m)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated or enacted thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;

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provided, however, that in the case of clauses (a) through (h), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “Immediate Family” in the agreement executed by such transferee shall expressly refer only to the Immediate Family of the Securityholder and not to the Immediate Family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

4.             For the avoidance of any doubt, (a) the Securityholder shall retain all of its rights as a stockholder of Parent during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-up Shares, and (b) the restrictions contained in Section 1 shall not apply to any Common Stock or other securities of Parent acquired by the Securityholder in any public or private capital raising transactions of Parent or otherwise to any Common Stock (or other securities of Parent) other than the Lock-up Shares.

5.             If any Transfer is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any Transfer if such Transfer would constitute a violation or breach of this Letter Agreement.

6.             During the Lock-Up Period, stop transfer orders shall be placed against the Lock-up Shares with any duly appointed transfer agent for the registration or transfer of the securities described herein against the transfer of any such securities except in compliance with the foregoing restrictions and each certificate or book entry position statement evidencing any Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP LETTER AGREEMENT, DATED AS OF [•], 2026, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

7.             This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (a) Securityholder and (b) Parent.

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8.             The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement and that this Letter Agreement has been duly authorized (if the undersigned is not a natural person), executed and delivered by the undersigned and is a valid and binding agreement of the undersigned. This Letter Agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of the undersigned (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned for the term of the Lock-Up Period.

9.             No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

10.           If any lock-up signatory as of the date of the Merger Agreement other than the undersigned is released from the restrictions described herein during the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and conditions as such released person and with respect to a pro rata portion of the securities of the undersigned that are subject to this Letter Agreement, based on all other similarly restricted securities of Parent and on the maximum percentage of shares held by any such beneficial holder being released from such holder’s lock-up agreement.

11.           All matters arising out of or relating to this Letter Agreement (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Delaware The parties hereto (a) irrevocably and unconditionally submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agree that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agree that any actions or proceedings arising in connection with this Letter Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waive any claim of improper venue or any claim that those courts are an inconvenient forum, and (e) agree that he, she or it will not bring any action relating to this Agreement in any court other than the aforesaid courts.

12.           This Letter Agreement shall terminate upon the earliest of the following instances to occur: (a) termination of the Merger Agreement or (b) the expiration of the Lock-Up Period.

[Signature Page Follows]

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Very truly yours,

If Securityholder is an individual:

Signature:

Print Name:

If Securityholder is an entity:

Name of Securityholder:

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]